Exhibit 3.1

Amended and Restated
Effective November 1, 2016
AMENDED AND RESTATED BYLAWS
OF
TESORO CORPORATION
ARTICLE 1
OFFICES
1.1    Registered Office. The Corporation shall at all times maintain a registered office in the State of Delaware.
1.2    Other Offices. The Corporation may also have offices at such other places within or outside of the State of Delaware as the Board of Directors shall from time to time appoint or the business of the Corporation require.
ARTICLE 2
STOCKHOLDERS AND MEETINGS OF STOCKHOLDERS
2.1 Place of Meetings. All meetings of stockholders shall be held at such place within or outside of the State of Delaware, including by means of remote communication, as shall be fixed by the Board of Directors and stated in the notice of meeting.
2.2 Annual Meeting. The annual meeting of stockholders of the Corporation shall be held on such date and at such time as is fixed by the Board of Directors and stated in the notice of meeting. Directors shall be elected in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and these Bylaws and such other business shall be transacted as may properly come before the meeting.
2.3 Adjournment or Recess of Annual Meeting. The annual meeting of stockholders may be adjourned or recessed by the presiding person of the meeting for any reason (including to extend the period of time for the solicitation of proxies) from time to time and place to place. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
2.4 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of stock having a preference over the common stock of the Corporation (the “Common Stock”) as to dividends or on liquidation, a special meeting of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by two-thirds of the directors then in office. The notice of every special meeting of stockholders shall state the purpose for which it is called. Any special meeting of stockholders may be adjourned or recessed by the presiding person of the meeting for any reason (including to extend the period of time for the solicitation of proxies) from time to time and from place to place. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled pursuant to this Section 2.4.

2.5 Notice of Meetings. Unless otherwise provided by law, written notice or notice by a form of electronic transmission (as that term is defined in Section 232 of the Delaware General Corporation Law) of each meeting of stockholders stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be mailed or transmitted to each stockholder of record entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting at the stockholder’s last address as it appears on the books of the Corporation at least ten (10) days, but no more than sixty (60) days, prior to the date of the meeting.
2.6 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix in advance a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be, unless otherwise required by law, not more than sixty (60) nor less than ten (10) days preceding the date of any meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business (as defined in Section 2.15(c)(2)(B) of these Bylaws) on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.7 Stockholder List. The officer who has charge of the stock ledger of the Corporation shall make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information received to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.8 Quorum. The holders of a majority of the outstanding shares of stock of the Corporation having voting power with respect to a subject matter (excluding shares held by the Corporation for its own account) present or represented by proxy shall constitute a quorum at the meeting of stockholders for the transaction of business with respect to such subject matter; provided, however, that if the subject matter is one as to which a higher vote is required (as contemplated by the Certificate of Incorporation or the laws of the State of Delaware) then the holders of that number of shares equal to at least that higher number of outstanding shares of stock of the Corporation having voting power with respect to such subject matter (excluding shares held by the Corporation for its own account) present or represented by proxy shall constitute a quorum at the meeting of stockholders solely for the transaction of business with respect to such subject matter. In the absence of a quorum with respect to a particular subject matter, the presiding person of the meeting shall have power to adjourn or recess the meeting from time to time, without notice other than an announcement at the meeting stating the time, place, if any, thereof, and the means of remote communication, if any, until a quorum is present with respect to that subject matter. If an adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.
2.9 Majority Vote. When a quorum is present or represented at any meeting of stockholders, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders in all matters, unless the matter is one upon which the laws of the State of Delaware, the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, a different or minimum vote is required, in which case such different or minimum vote shall be the act of the stockholders on the matter. Each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting of stockholders at which directors are to be elected at which a quorum is present; provided, however, that the directors shall be elected by the vote of a plurality of votes cast on the election of directors at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected as of a date that is ten (10) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”). For purposes of this Section 2.9, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election).
2.10 Proxies. Every stockholder having the right to vote shall be entitled to vote in person, or by proxy bearing a date not more than three (3) years prior to voting, unless such instrument provides for a longer period, and filed with the Secretary of the Corporation before, or at the time of, the meeting.
2.11 One Vote Per Share. Unless otherwise provided by the Certificate of Incorporation or by the laws of the State of Delaware, each stockholder of the Corporation shall, at every meeting of stockholders, be entitled to one vote in person or by proxy for each share of capital stock of the Corporation registered in the stockholder’s name.
2.12 Shares Held by Certain Holders. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, the stockholder has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or the pledgee’s proxy, may represent the stock and vote thereon.

2.13 Conduct of Meeting. The order of business and all other matters of procedure at every meeting of the stockholders may be determined by the person presiding at the meeting, who shall be the Chairman of the Board, or in his or her absence the President, or in the absence of both of them another person designated by the Board. The presiding person of the meeting shall have all the powers and authority vested in a presiding officer by law or practice without restriction, including, without limitation, the authority, in order to conduct an orderly meeting, to announce the date and time of the opening and closing of the polls, to impose reasonable limits on the amount of time at the meeting taken up in remarks by any one stockholder and to declare any business not properly brought before the meeting to be out of order. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Except as otherwise provided by law or these Bylaws, the presiding person of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power, if the facts warrant, to determine that a matter or business was not properly brought before the meeting. If any matter or business was not properly brought before the meeting, then the presiding person shall have the power to declare to the meeting that any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.14 Inspectors of Election. The Corporation may, and shall if required by law, appoint one or more Inspectors of Election to serve at every meeting of the stockholders and make a written report thereof. Inspectors shall have the duties and responsibilities provided by law.
2.15 Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(1) At any annual meeting of stockholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations of persons for election to the Board of Directors to be properly brought before an annual meeting of stockholders, and proposals of other business to be properly brought before an annual meeting of stockholders, nominations and proposals of other business must be (A) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (B) otherwise properly made at the annual meeting of stockholders, by or at the direction of the Board of Directors, (C) otherwise properly requested to be brought before the annual meeting of stockholders by a stockholder of the Corporation who (i) was a stockholder of record of the Corporation at the time the notice provided for in this Section 2.15 was delivered to the Secretary of the Corporation and at the time of the annual meeting of stockholders, (ii) shall be entitled to vote at such annual meeting of stockholders and (iii) complies with the notice procedures set forth in this Section 2.15 as to such business or nomination or (D) with respect to nominations of person for election to the Board of Directors, properly brought before the annual meeting of stockholders by an Eligible Stockholder (as defined in Section 2.16(b) of these Bylaws) whose Stockholder Nominee (as defined in Section 2.16(a) of these Bylaws) is properly included in the Corporation’s proxy materials for the relevant annual meeting of stockholders. Clauses (C) and (D) of the previous sentence shall be the exclusive means for a stockholder to make nominations, and clause (C) shall be the exclusive means for a stockholder to submit other business (other than matters properly brought under Rule 14a‑8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s proxy statement that has been prepared by the Corporation to solicit proxies for the annual meeting of stockholders) before an annual meeting of stockholders.
(2) (A) Without qualification or limitation, subject to Section 2.15(c)(4) of these Bylaws, for any nominations or any other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.15(a)(1)(C) of this Article II, the stockholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 2.15(d) of this Article II) and timely updates and supplements thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business (as defined in Section 2.15(c)(2)(B) of these Bylaws) on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting of stockholders or, if the first public announcement (as defined in Section 2.15(c)(2)(C) of these Bylaws) of the date of such annual meeting of stockholders is less than 100 days prior to the date of such annual meeting of stockholders, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or recess of an annual meeting of stockholders, or a postponement of an annual meeting of stockholders for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(B) To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.15(a)(2)(A) or Section 2.15(b) of these Bylaws) to the Secretary must:
(i) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a stockholder’s notice must set forth: (x) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates (as defined in Section 2.15(c)(2)(A) of these Bylaws), associates or others acting in concert therewith, (y) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, and their respective affiliates, associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including where the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Corporation through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or maintain, increase or decrease the voting power of, such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership and (G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith and (I) any direct or indirect interest of such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (z) any other information relating to such stockholder, such beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (xx) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or through a qualified representative (as defined in Section 2.15(c)(2)(D) of these Bylaws) at the meeting to propose such business or nomination, and (yy) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal in the case of a proposal, or holders of at least fifty percent (50%) in voting power of the Corporation’s outstanding capital stock entitled to vote in the election of directors in the case of a nomination, and (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination and if so, the name of each participant (as defined in Item 4 of Exchange Act Schedule 14A) in such solicitation (within the meaning of Exchange Act Rule 14a-1(1)).
(ii) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (x) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, in such business, (y) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), and (z) a description of all agreements, arrangements and understandings between such stockholder, such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;
(iii) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (x) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to serving as a director if elected) and (y) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder, such beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination, such beneficial owner(s), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and a description of any other agreements, arrangements and understandings between or among such stockholder, such beneficial owner, any of their respective affiliates or associates or others acting in concert therewith, and any other person or persons (including their names) in connection with the nomination by such stockholder; and
(iv) with respect to each nominee whom the stockholder proposes to nominate for election or reelection to the Board of Directors, include a completed, dated and signed questionnaire, representation and agreement and any other information required by Section 2.15(d) of these Bylaws.
(3) Notwithstanding anything in the second sentence of Section 2.15(a)(2)(A) of this Article II to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting of stockholders is increased by the Board of Directors effective after the time period for which nominations would otherwise be due under Section 2.15(a)(2)(A), and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the last day a stockholder may deliver a notice in accordance with Section 2.15(a)(2)(A) of these Bylaws, a stockholder’s notice required by this Section 2.15(a) of this Article II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(4) In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, recessed meeting or postponement, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment, recessed meeting or postponement in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recessed meeting or postponement. Notwithstanding the foregoing or any other provision of these Bylaws, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting, the stockholder’s notice shall be updated and supplemented (a) within the time frames set forth in the preceding sentence, or (b) by the close of business on the day before the meeting, any adjournment, recessed meeting or postponement, whichever is earlier, and in either case, the information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.
(b) Special Meetings of Stockholders. Only such business shall be conducted or considered at a special meeting of stockholders as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice of such special meeting provided for in this Bylaw and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in this Section 2.15(b) as to such nomination. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations before a special meeting of the stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) to be elected as specified in the Corporation’s notice calling the meeting, provided that the stockholder gives timely notice as set forth in Section 2.15(a)(2)(B) of these Bylaws (including the completed and signed questionnaire, representation and agreement required by Section 2.15(d) of these Bylaws) and gives timely updates and supplements thereof in writing to the Secretary. In order to be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, recess or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or the date of any adjournment, recessed meeting or postponement, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment, recessed meeting or postponement in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recessed meeting or postponement. Notwithstanding the foregoing or any other provision of these Bylaws, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting, the stockholder’s notice shall be updated and supplemented (a) within the time frames set forth in the preceding sentence, or (b) by the close of business on the day before the meeting, any adjournment, recessed meeting or postponement, whichever is earlier, and in either case, the information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.
(c) General.
(1) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, each of the Chairman, the Board of Directors and the presiding person of any annual or special meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.15 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(B)(i)(yy) of this Section 2.15). If any proposed nomination or business is not in compliance with this Section 2.15, the presiding person of the meeting shall have the power to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.15, except as otherwise required by law, if the stockholder (or a qualified representative (as defined in Section 2.15(c)(2)(D) of these Bylaws) of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present such nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(2) As used in these Bylaws (A) the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act, (B) the “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, (C) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (D) the “qualified representative” of a stockholder shall mean a duly authorized officer, manager or partner of such stockholder or a person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders.
(3) Notwithstanding the foregoing provisions of this Section 2.15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.15; provided, however, that any references in these Bylaws to the

Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.15(a)(1)(C) or Section 2.15(b) of this Article II.
(4) Nothing in this Section 2.15 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.
(d) Submission of Questionnaire, Representation and Agreement; Other Information. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed therein, (3) if elected as a director of the Corporation, would be in compliance and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other policies and guidelines of the Corporation applicable to directors, which shall be provided to such person promptly following a written request therefor, and will act as a representative of all of the stockholders of the Corporation while serving as a director, and (4) currently intends to serve as a director for the full term for which such person is standing for election. In the case of a nominee for election or reelection as a director submitted pursuant to Section 2.15 or 2.16 of these Bylaws, the completed and signed questionnaire shall be delivered to the Secretary at the principal executive offices of the Corporation in accordance with the time periods prescribed for delivery of a notice under Section 2.15 or 2.16, as applicable and shall be included in such notice. The Corporation may also request any proposed nominee to furnish such other information as it may reasonably request, and the Corporation may request such additional information as necessary to permit the Board (i) to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including with respect to qualifications established by any committee of the Board, or (ii) to determine whether such nominee qualifies as an “independent director” or an “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation, and such additional information that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.
2.16    Proxy Access for Director Nominations.
(a) Eligibility. Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation (1) shall include in its proxy statement and on its form of proxy the names of, and (2) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Section 2.16(b)(1)

for election to the Board of Directors submitted pursuant to and in accordance with the requirements of this Section 2.16 (each, a “Stockholder Nominee”), if:
(A) the Stockholder Nominee satisfies the eligibility requirements in this Section 2.16,
(B) the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 2.16 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below),
(C) the Eligible Stockholder satisfies the requirements in this Section 2.16 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation’s proxy materials, and
(D) the additional requirements of these Bylaws are met.

(b) Definitions.

(1) The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of (A) two or (B) twenty percent (20%) of the total number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.16 with respect to the annual meeting of stockholders, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorized Number shall be reduced (A) by any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 but whom the Board of Directors decides to nominate as a Board nominee, and (B) by any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two annual meetings of stockholders and who are nominated for election at such annual meeting of stockholders by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting of stockholders and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.

(2) To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 2.16(b) must:
(A) Own and have Owned (as defined below), continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of stock of the Corporation that are entitled to vote generally in the election of directors) that represents at least three percent (3%) of the outstanding shares of stock of the Corporation that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”), and
(B) thereafter continue to Own the Required Shares through such annual meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 2.16(b), a group of not more than twenty (20) stockholders and/or beneficial owners may aggregate the number of shares of stock of the Corporation that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three (3) years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.16 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates (as defined in 2.15(c)(2)(A) of these Bylaws), may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.16. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are under common management and investment control, or if they are part of a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(3) For purposes of this Section 2.16:

(A) A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of stock of the Corporation that are entitled to vote generally in the election of directors as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such person in any transaction that has not been settled or closed, (y) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (B) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (x) through (z), the term “person” includes its affiliates.

(B) A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(C) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five (5) business days’ notice.

(D)    An Eligible Stockholder shall include in its Stockholder Notice the number of shares it is deemed to Own for the purposes of this Section 2.16.

(4) For purposes of this Section 2.16, the “Additional Information” referred to in Section 2.16(a) that the Corporation will include in its proxy statement is:

(A) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(B) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), consisting solely of and not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.16 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(c) Stockholder Notice and Other Informational Requirements.

(1) The Stockholder Notice shall set forth all information, representations, agreements and completed and signed questionnaires required under Section 2.15(a)(2) and Section 2.15(d) of these Bylaws, including the information required with respect to any nominee for election as a director, any stockholder giving notice of an intent to nominate a candidate for election, and any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.16. In addition, such Stockholder Notice shall include:

(A) a written representation and agreement of each Stockholder Nominee, which shall be signed by each Stockholder Nominee and shall represent and agree that such Stockholder Nominee consents to being named in the Corporation's proxy statement and form of proxy as a nominee and to serving as a director if elected,

(B) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act,

(C) a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (i) setting forth and certifying to the number of shares of stock of the Corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined in Section 2.16(b) of these Bylaws) continuously for at least three (3) years as of the date of the Stockholder Notice, and (ii) agreeing to continue to Own such shares through the annual meeting of stockholders,

(D) the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(i) it shall provide (x) within five (5) business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.16, (y) within five (5) business days after the record date for determining the stockholders entitled to vote at the annual meeting of stockholders (or by the close of business (as defined in Section 2.15(c)(2)(B) of these Bylaws) on the day before the meeting, whichever is earlier, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting), both the updates or supplements, if any, to the information provided or required to be provided under Section 2.15(a)(2) of these Bylaws and written statements from the record holder and intermediaries as required under clause (i)(x) of this Section 2.16(c)(1)(D) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of the record date for determining the stockholders entitled to vote at the annual meeting of stockholders, and (z) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting of stockholders,

(ii) it (x) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (y) has not nominated and shall not nominate for election to the Board at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.16, (z) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (xx) shall not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation, and

(iii) it will (x) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (y) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 2.16, (z) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting of stockholders, (xx) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (yy) at the request of the Corporation, promptly, but in any event within five (5) business days after such request (or by the day prior to the day of the annual meeting of stockholders, if earlier) provide to the Corporation such additional information as reasonably requested by the Corporation, and

(iv) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five (5) business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty (20), including documentation reasonably satisfactory to the Corporation that demonstrates that any two or more funds whose shares are aggregated to count as one stockholder or beneficial owner satisfy the requirements of the last paragraph of Section 2.16(b)(2).

All information provided pursuant to this Section 2.16(c)(1) shall be deemed part of the Stockholder Notice for purposes of this Section 2.16.

(2) To be timely under this Section 2.16, the Stockholder Notice must be delivered by a stockholder to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is more than thirty (30) days before or sixty (60) days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting of stockholders was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting of stockholders or, if the first public announcement (as defined in Section 2.15(c)(2)(C) of these Bylaws) of the date of such annual meeting of stockholders is less than 100 days prior to the date of such annual meeting of stockholders, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting of stockholders, or a postponement of an annual meeting of stockholders for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.
(3) At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information (A) as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.16, and (B) as described in the last sentence Section 2.15(d) of these Bylaws.
(4) In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.16.

(d) Proxy Access Procedures.

(1) Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(A) the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations, or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.16, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.16 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 2.16,

(B) the Stockholder Nominee (i) is not an “independent director” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline of the Corporation used by the Board in determining and disclosing the independence of the Corporation’s directors, (ii) is or has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (iii) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten (10) years or (iv) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(C) the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for director in Section 2.15(a) of these Bylaws, or

(D) the election of the Stockholder Nominee to the Board would cause the Corporation to violate the Certificate of Incorporation of the Corporation, these Bylaws, any applicable law, rule, regulation or listing standard.

(2) An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the Authorized Number, the Stockholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 shall be selected from each Eligible Stockholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failing to comply with the provisions of this Section 2.16), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.

(3) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.16 for the next two annual meetings.

(4) Notwithstanding the foregoing provisions of this Section 2.16, unless otherwise required by law, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.15(c)(2)(D) of these Bylaws) does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. Without limiting the Board of Directors’ power and authority to interpret any other provisions of these Bylaws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 2.16 and to make any and all determinations necessary or advisable to apply this Section 2.16 to any persons, facts or circumstances, in each case acting in good faith. This Section 2.16 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.
2.17 Action by Written Consent. (a) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request that the Board of Directors fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such written notice is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 2.17(a)). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 2.17(a) or otherwise within ten (10) days after the date on which such written notice is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date after the expiration of such ten (10) day time period on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 2.17(a), the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board of Directors is required by applicable law shall be at the close of business (as defined in Section 2.15(c)(2)(B) of these Bylaws) on the date on which the Board of Directors adopts the resolution taking such prior action.
(b) In the event of the delivery, in the manner provided by this Section 2.17 and applicable law, to the Corporation of written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with this Section 2.17 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained in this Section 2.17(b) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(c) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated written consent received in accordance with this Section 2.17, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in this Section 2.17 and applicable law, and not revoked.

ARTICLE 3
DIRECTORS AND MEETINGS OF DIRECTORS
3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors (herein the “Board of Directors” or the “Board”) who may exercise all the powers of the Corporation not reserved to or conferred on the stockholders by statute, the Certificate of Incorporation or the Bylaws of the Corporation.
3.2 Number of Directors. Except as otherwise fixed pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be as fixed from time to time by resolution of the Board adopted by the affirmative vote of at least a majority of the directors then in office, provided the number shall not be less than the minimum nor more than the maximum number permitted by the Certificate of Incorporation, provided further that if no such minimum or maximum number is stated in the Certificate of Incorporation the number shall not be less than three. The directors shall hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified. During the intervals between annual meeting of stockholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or otherwise, and any newly-created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Directors are not required to be residents of Delaware or stockholders of the Corporation.
3.3 Maximum Age of Directors. Any director who shall attain the age of seventy-five (75) years while serving as a director shall promptly thereafter tender a resignation as a director for consideration by the Board.
3.4 Removal. Any director may be removed from office as a director at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of stock of the Corporation entitled to vote in elections of directors at a meeting of the stockholders called for that purpose.
3.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and at such place or places as the directors shall, from time to time, determine at a prior meeting. Special meetings of the Board may be called by the Chairman of the Board, the Lead Independent Director, if any, or President of the Corporation and shall be called by either of said officers upon the written request of a majority of the directors then in office. Special meetings shall be held at the office of the Corporation or at such place as is stated in the notice of the meeting. No notice shall be required for regular meetings of the Board. Notices of special meetings shall be given by mail at least five (5) days before the meeting or by telephone, telecopy or telegram, or by a form of electronic transmission (as that term is defined in Section 232 of the Delaware General Corporation Law) at least twenty-four (24) hours before the meeting. Notices may be waived. Notices need not include any statement of the purpose of the meeting.

3.6 Unanimous Action; Telephonic and Other Participation. When all of the directors shall be present at any meeting, however called or notified, they may act upon any business that might lawfully be transacted at regular meetings of the Board, or at special meetings duly called, and action taken at such meetings shall be as valid and binding as if legally called and notified. Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or other communications equipment to the full extent and with the same effect as authorized and permitted by the laws of the State of Delaware.
3.7 Quorum and Voting. One-third of the total number of the members of the Board of Directors (but in no event less than two directors) shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at any meeting at which there is a quorum present shall be the acts of the Board; provided, however, that the directors may act in such other manner, with or without a meeting, as may be permitted by the laws of the State of Delaware and provided further, that if all of the directors shall consent in writing or by electronic transmission to any action taken by the Corporation, such action shall be as valid as though it had been authorized at a meeting of the Board.
3.8 Compensation. Directors shall receive such compensation and reimbursement for expenses for service on the Board or committees thereof and such other compensation as shall be fixed by the Board.
3.9 Chairman of the Board. The Chairman of the Board, if one is elected, (i) shall not be deemed an officer of the Corporation; (ii) may preside, or may direct the President to preside, at all meetings of the stockholders and, so long as the President is also a director, at all meetings of the directors and (iii) shall exercise and perform such other powers as may be from time to time assigned to him or her by the Board or prescribed by these Bylaws. In the absence of the Chairman of the Board, or if no Chairman of the Board is elected, the President, or in the absence of both of them another person designated by the Board of Directors, shall so preside over meetings of the stockholders and meetings of the directors.

ARTICLE 4
COMMITTEES
4.1 Designation. The Corporation elects to be governed by Section 141(c)(2) of the Delaware General Corporation Law. The Board of Directors may designate from among its members an executive committee and/or one or more other committees, each consisting of one or more directors. The designation of a committee, and the delegation of authority to it, shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law. No member of any committee shall continue to be a member thereof after ceasing to be a director of the Corporation. The Board of Directors shall have the power at any time to increase or decrease the number of members of any committee, to fill vacancies thereon, to change any member thereof and to change the functions or terminate the existence thereof.
4.2 Powers. Any such committee, to the extent permitted by applicable law and provided by resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to stockholders, any action or matter (other than the election or removal of directors) expressly required by the Delaware General Corporation Law to be submitted to stockholders for adoption, or adopting, amending or repealing any bylaw of the Corporation.

4.3 Procedures. The Board of Directors may appoint a chairman from among the members of the committee and may appoint a secretary who may, but need not, be a member of the committee. The chairman shall preside at all committee meetings and the secretary of the committee shall keep a record of its acts and proceedings.
4.4 Meetings. Regular meetings of a committee, of which no notice shall be necessary, shall be held on such days and at such places as shall be fixed by resolution adopted by the committee. Special meetings of a committee shall be called at the request of the President or of any member of the committee, and shall be held upon such notice as is required by these Bylaws for special meetings of the Board of Directors. A waiver of notice of a meeting, given by the person or persons entitled to such notice, whether before or after the event stated therein, shall be deemed equivalent to the giving of such notice.
4.5 Quorum and Voting. A majority of the members then serving on a committee, from time to time, shall be a quorum for the transaction of any committee business, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of a committee present at the meeting and not disqualified from voting, whether or not such member or members are a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Members of a committee may hold a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at the meeting.
4.6 Consent. Any action which may be taken at a meeting of a committee may be taken without a meeting if a consent in writing or by electronic transmission setting forth the actions so taken shall be signed by all members of the committee entitled to vote with respect to the subject matter thereof. The consent shall have the same effect as a unanimous vote of the committee.

ARTICLE 5
OFFICERS
5.1 Number. The Board of Directors shall elect a President and a Secretary, and may elect a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a General Counsel, a Treasurer, a Controller, one or more assistant secretaries and assistant treasurers, and such other officers as the Board of Directors shall deem appropriate. Officers need not be directors.
5.2 Election and Term of Office. Officers of the Corporation shall hold office until their successors are chosen and qualified or until their earlier resignation or removal. Any officer may be removed at any time, with or without cause, by the Board. Removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights. Vacancy occurring in any office at any time may be filled by the Board. All officers, employees and agents of the Corporation shall respectively have such authority and perform such duties in the conduct and management of the Corporation as may be delegated by the Board of Directors or by these Bylaws.
5.3 Compensation. Officers shall receive such compensation as may from time to time be determined by the Board of Directors; provided, however, that no officer shall also receive compensation by reason of such officer also being a director. Employees shall receive such compensation as may from time to time be determined by the Chief Executive Officer, another duly authorized officer or a duly authorized employee of the Corporation.
5.4 President and Chief Executive Officer. Unless the Board of Directors shall have elected and designated another person as the Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation, supervising and directing the operations of the business of the Corporation in accordance with the policies determined by the Board of Directors. The President shall be responsible for the general supervision and control of the business and the affairs of the Corporation subject to the directions of the Board of Directors.
5.5 Chief Financial Officer. The Chief Financial Officer, if one is elected, shall be responsible for and direct, either directly or indirectly through any Treasurer or Controller of the Corporation, all treasury, accounting, cost and budgeting, functions. The Chief Financial Officer will report directly to the President with a report and policy relationship to the Board of Directors, and shall perform such other duties and have such other authorities as the Board of Directors or the President may from time to time determine.
5.6 Vice President. Each Vice President shall have such duties and authority as the Board of Directors, the President, his or her superior officer, or another duly authorized officer may from time to time determine. The persons upon whom the title of Vice President is conferred shall not be deemed officers of the Corporation unless elected by the Board.
5.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and shall record all votes and minutes from all proceedings in a book to be kept for that purpose. He or she shall keep in safe custody the seal of the Corporation and affix the same to any instrument requiring it, and when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary; provided, however, that the affixing of the seal of the Corporation to any document or instrument specifically shall not be required in order for such document or instrument to be binding on or the official act of the Corporation, and the signature of any authorized officer, without the seal of the Corporation, shall be sufficient for such purposes. The Secretary shall perform such other duties and have such other authorities as are delegated to him or her by the Board of Directors.
5.8 Treasurer. The Treasurer, if one is elected, shall be responsible for the care and custody of all funds and other financial assets, taxes, corporate debt, order entry and sales invoicing including credit memos, credit and collection of accounts receivable, cash receipts, and the banking and insurance functions of the Corporation. The Treasurer shall report directly to the Chief Financial Officer, and shall perform such other duties and have such other authorities as the Board of Directors, the President, the Chief Financial Officer, or another duly authorized officer may from time to time determine.
5.9 Controller. The Controller, if one is elected, shall be responsible for the installation and supervision of all general accounting records of the Corporation, preparation of financial statements and the annual and operating budgets and profit plans, continuous audit of accounts and records of the Corporation, preparation and interpretation of statistical records and reports, taking and costing of all physical inventories and administering the inventory levels, supervision of accounts payable and cash disbursements function and hourly and salary payrolls. The Controller shall report directly to the Chief Financial Officer, and shall perform such other functions and have such other authorities as the Board of Directors, the President, the Chief Financial Officer, the Treasurer or another duly authorized officer may from time to time determine.
5.10 General Counsel. The General Counsel, if one is elected, shall be the chief legal officer of the Corporation and shall be responsible for the general supervision and control of the legal affairs of the Corporation. He or she shall report directly to the President, and shall perform such other functions and have such other authorities as the Board of Directors, the President or another duly authorized officer may from time to time determine.

ARTICLE 6
NOTICE
6.1 Methods of Giving Notice. Whenever, under the provisions of applicable statutes, the Certificate of Incorporation or these bylaws, notice is required to be given to any director, member of any committee or stockholder, such notice may be given in writing and delivered personally or mailed to such director, member or stockholder; provided that in the case of a director or a member of any committee such notice may be given orally or by telephone. If mailed, notice to a director, member of a committee or stockholder shall be deemed to be given when deposited in the United States mail first class in a sealed envelope, with postage thereon prepaid, addressed, in the case of a stockholder, to the stockholder at the stockholder’s address as it appears on the records of the Corporation or, in the case of a director or member of a committee, to such a person at his or her business address. Notice to directors and stockholders may also be given by facsimile telecommunication. Notice may also be given to any director, member of any committee or stockholder by a form of electronic transmission in accordance with Section 232 of the Delaware General Corporation Law.
6.2 Waiver. Whenever any notice is required to be given under the provisions of an applicable statute, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, in each case either before or after the time stated therein, shall be deemed equivalent to the required notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
ARTICLE 7
INDEMNIFICATION
7.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Article 7 Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she, or a person for whom he or she is the legal representative, (i) is or was a director or officer of the Corporation or a subsidiary of the Corporation, or (ii) while a director or officer of the Corporation or a subsidiary of the Corporation, is or was serving at the request of the Corporation or a subsidiary of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans (a “proceeding”), in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article 7, against all expenses (including attorneys’ fees), judgments, fines, liability, loss suffered and amounts paid in settlement actually and reasonably incurred by such Article 7 Person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the above, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify an Article 7 Person in connection with a proceeding (or part thereof) commenced by such Article 7 Person only if the commencement of such proceeding (or part thereof) by the Article 7 Person was authorized by the Board of Directors of the Corporation; provided, however, that this prohibition shall not apply to indemnification or reimbursement limited to and arising out of any counter-claim, cross-claim or third-party claim brought against the Article 7 Person in any proceeding.
7.2 Advances of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Article 7 Person in defending any threatened, pending or completed proceeding, and such advances shall be made within thirty (30) days after the receipt by the Corporation of a statement or statements requesting such advances from time to time; provided, however, that, to the extent required by law, any payment of expenses in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by the Article 7 Person to repay all amounts advanced if it should be ultimately determined that the Article 7 Person is not entitled to be indemnified under this Article 7 or otherwise. Notwithstanding the above, except as otherwise provided in Section 7.3, the Corporation shall be required to advance expenses to an Article 7 Person in connection with a proceeding (or part thereof) commenced by such Article 7 Person only if the commencement of such proceeding (or part thereof) by the Article 7 Person was authorized by the Board of Directors of the Corporation; provided, however, that this prohibition shall not apply to advancement of expenses limited to and arising out of any counter-claim, cross-claim or third-party claim brought against the Article 7 Person in any proceeding.
7.3 Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within thirty (30) days after a written claim therefor by the Article 7 Person has been received by the Corporation, the Article 7 Person may thereupon file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Article 7 Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
7.4 Nonexclusivity of Rights. Each right conferred on any Article 7 Person by this Article 7 shall be a contract right, but shall not be exclusive of any other rights which such Article 7 Person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation of the Corporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
7.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Article 7 Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise shall be reduced by any amount such Article 7 Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, nonprofit entity or other enterprise.
7.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed and even if such proceeding is not commenced or completed until after such repeal or modification) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
7.7 Other Indemnification and Advancement of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Article 7 Persons when and as authorized by appropriate corporate action.

ARTICLE 8
CAPITAL STOCK
8.1 Issuance of Stock. The Board of Directors may authorize the issuance of the capital stock of the Corporation at such times, for such consideration, and on such terms and conditions as the Board may deem advisable, subject to any restrictions and provisions of law, the Certificate of Incorporation, as amended and restated from time to time, of the Corporation or any other provisions of these Bylaws.
8.2 Certificates for Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation, including, without limitation, the President, Chief Financial Officer, a duly authorized Vice President, the Treasurer or an assistant treasurer, or the Secretary or an assistant secretary of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The certificates shall otherwise be in such form as may be determined by the Board of Directors, shall be issued in numerical order, shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares.
8.3 Transfer of Shares. The shares of the capital stock of the Corporation are transferable only on the books of the Corporation upon surrender, in the case of certificated shares, of the certificates therefore properly endorsed for transfer, or otherwise properly assigned, and upon the presentation of such evidences of ownership of the shares and validity of the assignment as the Corporation may require.
8.4 Registered Stockholders. The Corporation shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof for purposes of dividends and other distributions in the course of business or in the course of recapitalization, consolidation, merger, reorganization, liquidation, or otherwise, and for the purpose of votes, approvals and consents by stockholders, and for the purpose of notices to stockholders, and for all other purposes whatsoever, and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly required by law.
8.5 Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and registrars, and may require certificates for shares to bear the signature of such transfer agent(s) and registrar(s).
8.6 Replacement Certificates. Upon the presentation to the Corporation of a proper affidavit attesting the loss, destruction or mutilation of any certificate for shares of stock of the Corporation, the Board of Directors may direct the issuance of a new certificate or uncertificated shares in lieu of and to replace the certificate so alleged to be lost, destroyed or mutilated. The Board of Directors may require as a condition precedent to the issuance of a new certificate or uncertificated shares any or all of the following: (a) additional evidence of the loss, destruction or mutilation claimed; (b) advertisement of the loss in such manner as the Board of Directors may direct or approve; (c) a bond or agreement of indemnity, in such form and amount and with such surety (or without surety) as the Board of Directors may direct or approve; and (d) the order or approval of a court.
ARTICLE 9
DIVIDENDS
9.1 Declaration. Dividends with respect to the shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.
9.2 Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall deem to be in the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE 10
BOOKS AND RECORDS
The proper officers and agents of the Corporation shall keep and maintain such books, records and accounts of the Corporation’s business and affairs and such stock ledgers and lists of stockholders as the Board of Directors shall deem advisable and as shall be required by the laws of the State of Delaware or other states or jurisdictions empowered to impose such requirements.
ARTICLE 11
CONTRACTS, LOANS, CHECKS AND OTHER INSTRUMENTS
11.1 Contracts. The Board of Directors may authorize (or designate any officer or officers to authorize) the person or persons who shall have authority to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.
11.2 Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors or an officer or officers designated by the Board of Directors. Such authority may be general or confined to specific instances.
11.3 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money and notes or other evidences of indebtedness issued in the name of the Corporation shall be signed on behalf of the Corporation by such person or persons and in such manner as shall from time to time be determined by the Board of Directors or an officer or officers designated by the Board of Directors. Such authority may be general or confined to specific instances.

ARTICLE 12
FISCAL YEAR
The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December.
ARTICLE 13
SEAL AND OTHER MATTERS
13.1 Seal. The seal of the Corporation shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the words “Corporate Seal”.
13.2 Severability. Any determination that any provision (or part thereof) of these Bylaws is for any reason inapplicable, invalid, illegal or otherwise ineffective shall not affect or invalidate any other provision (or part thereof) of these Bylaws.
13.3 Evidence of Authority. A certificate by the Secretary or an Assistant Secretary as to any action taken by the stockholders, directors, any committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
13.4 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the Delaware General Corporation Law, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. This Section 13.4 shall remain in effect during the emergency, disaster or catastrophe, or other similar emergency condition, and upon its termination shall cease to be operative.
ARTICLE 14
AMENDMENTS
Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors. The stockholders may also make new Bylaws, or adopt, alter, amend, or repeal Bylaws by the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.
ARTICLE 15
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall, to the fullest extent permitted by law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or Bylaws, (4) any action asserting a claim governed by the internal affairs doctrine, or (5) any other action asserting an internal corporate claim, as defined in Section 115 of the General Corporation Law of the State of Delaware.